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                                Exhibit (9)(b)
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                               THE CARDINAL GROUP

                          Administrative Services Plan

         Section 1. Upon the recommendation of Cardinal Management Corp. ("CMC"), in its capacity as investment adviser and manager of The Cardinal Group (the "Group"), any officer of the Group is authorized to execute and deliver, in the name and on behalf of the Group, written agreements in substantially the form attached hereto as Appendix A or in any other form duly approved by the Board of Trustees ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of Investor Y shares of the Group ("Shares") of one or more of the Group's series or portfolios (such series or portfolios hereinafter individually called a "Series" and collectively the "Series"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in the Group's applicable Prospectuses to their customers who own of record or beneficially Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to
 .15% of the average daily net asset value of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer or other financial institution, including The Ohio Company, is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Group with respect to Shares of a particular Series in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Series.

         Section 2. So long as this Plan is in effect, CMC shall provide to the Group's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 3. The Plan shall not take effect with respect to the Shares of a Series until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not "interested persons" of the Group (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the
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Plan or such Servicing Agreement, provided, however that the Plan shall not be implemented for a particular Series prior to the effective date of the post-effective amendment to the Group's registration statement describing the Plan and its implementation with respect to that Series.

         Section 4. Unless sooner terminated, this Plan shall continue until January 2, 1998, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

         Section 5. This Plan may be amended at any time with respect to any Series by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in
Section 4.

         Section 6. This Plan is terminable at any time with respect to any Series by vote of a majority of the Disinterested Trustees.

         Section 7. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Group's Disinterested Trustees.

         Section 8. This Plan has been adopted as of July 19, 1996 and intended to be effective on or about January 2, 1997.

         Section 9. The Cardinal Group is a business trust organized under Chapter 1746, Ohio Revised Code, and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Cardinal Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholder of the Group personally, but bind only the assets of the Group, as set forth in
Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Series of the Group must look solely to the assets of the Group belonging to such Series for the enforcement of any claims against the Group.